Abax Global Capital

盤實資本

(2 pages)
fax +86 29 8831 [illegible]

21 August, 2012

Via facsimile and post

China Natural Gas, Inc.
19th Floor, Building B, Van Metropolis
No. 35 Tanyan Road
High Tech Zone
Xi'an 710065
P.R. China
Attention: Chief Financial Officer

DB Trustees (Hong Kong) Limited
48th Floor, Cheung Kong Center
2 Queen's Road Central
Hong Kong
Attention: The Managing Director
Facsimile No: +852 2203 7320, +852 2203 7323

Via email

Zhang Fang: zhangfang@xltreq.com
Jackie Shi: yjshi@naturalgaschina.com

Re: NOTICE OF DEFAULT FOR 5.0% GUARANTEED SENIOR NOTES DUE 2014 (the "NOTES")

Reference is hereby made to the aggregate of RMB 290 million in principal on China Natural Gas, Inc.'s (the "Company") 5.0% Guaranteed Senior Notes due 2014 issued in connection with the Indenture (the "Indenture") dated as of January 29, 2008, by and among the Company, certain guarantors as named therein and DB Trustees (Hong Kong) Limited (the "Trustee"). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Indenture.

As of the date hereof, Abax Lotus Ltd. and Abax Nai Xin A Ltd. hold an aggregate of RMB 283 million in principal on the Notes out of RMB 290 million in principal outstanding on the Notes.

As of August 21, 2012, the Issuer has failed to make a payment of interest due July 30, 2012 in the amount of RMB 6,108,801.18 and a mandatory redemption of the Notes to be redeemed on July 30, 2012, in the amount of RMB 48,333,140. Default interest accruing on these unpaid amounts as of the August 21, 2012 is approximately RMB 266,160.60.

Failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 5 days constitutes an Event of Default pursuant to Section 6.01(a) of the Indenture. Failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable upon redemption constitutes an Event of Default pursuant to Section 6.01(b) of the Indenture. Pursuant to Sections 6.02 and 6.03 of the Indenture, if any Event of Default occurs and is continuing, the Holders of at least 25% in principal amount of the outstanding Notes may, among other remedies available to them, declare the principal

amount of the Notes, together with all accrued and unpaid interest and premium (the "*Amounts Due*"), to be due and payable.

So that the Holders can avoid accelerating all payments due under the Notes and/or other remedies available to it, the Company is instructed to make immediate payment of all amounts due on the Notes. **Please arrange for the payment of all payments on the Notes, which amount is RMB 54,708,101.78, as of August 12, 2012, to the Holders in cash in immediately available funds without delay**. If you do not respond to this notice promptly, we may take additional actions, including but not limited to accelerating the Notes, instructing the Collateral Agent to foreclose on the Collateral in accordance with the terms of the Security Documents and any other actions as is appropriate and available under the law.

If you have any questions, please contact Donald Yang at +852 3602 1988 or donald.yang@abaxcap.com or me at +852 3602 1815 or via email at richard.yee@abaxcap.com.

Abax Global Capital,
as Investment Manager to Abax Lotus Ltd.
and Abax Nai Xin A Ltd.

Richard Yee
Managing Director
General Counsel